UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2022

BEACON ROOFING SUPPLY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50924	36-4173371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Huntmar Park Drive Suite 300
Herndon, Virginia		20170
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 571 323-3939

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	BECN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 10, 2022, the Compensation Committee of the Board of Directors (the “Committee”) of Beacon Roofing Supply, Inc. (the “Company”), in connection with its recently announced Ambition 2025 strategic plan, made special awards of performance-based restricted stock units (the “A25 restricted stock units”) to a group of approximately 115 employees, consisting of the Company’s executive officers (other than the Chief Executive Officer who is not eligible for the program), other members of senior management and key operations and sales leaders. A total of 403,870 A25 restricted stock units were awarded. The awards were made to fully align executives and managers at various levels of the Company with the initiatives implemented to achieve the Company's long-term shareholder return goals set forth in the Ambition 2025 strategic plan. Employees other than executive officers received a substantial majority of the total awards. The awards were made under the Company’s Second Amended and Restated 2014 Stock Plan, and were in addition to the Company’s regularly scheduled annual long term incentive awards made on the same date. The Committee also adopted a related form of award agreement which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

The recipients included the following named executive officers, who received awards in the amounts indicated:

No. of A25 restricted stock units awarded
Frank A. Lonegro	11,170
Jonathan S. Bennett	9,320
C. Munroe Best III	11,170
Jason L. Taylor	11,170

The A25 restricted stock unit awards consist of four equal portions, with one portion relating to a performance period ending March 31, 2024, one portion relating to a performance period ending March 31, 2025 and two portions relating to performance periods ending March 31, 2026.

•
The performance target for each performance period is the stock price estimated to be achieved by period end if the yearly and overall Ambition 2025 financial objectives are met. Each performance period’s stock price target is considered met if the Company achieves a rolling 90-calendar-day average closing price of its common stock, on any date on or prior to the end of such performance period, equal to or greater than the stock price target with respect to such performance period, each as set forth below.
•
In the event a performance period stock price target is met, half of the shares subject to such performance period shall vest immediately and the remaining half of the shares subject to such performance period shall vest on March 31, 2026.
•
The unvested portion of an award shall be forfeited to the Company upon a recipient’s termination of employment with the Company and its affiliates that occurs prior to March 31, 2026, subject to limited exceptions.

Performance period	Portion of total award	Stock price target
March 10, 2022 - March 31, 2024	25%	$70.00
March 10, 2022 - March 31, 2025	25%	$82.50
March 10, 2022 - March 31, 2026	25%	$95.00
March 10, 2022 - March 31, 2026	25%	$107.50

If any performance period’s stock price target is not met by the end of such period, and a subsequent performance period stock price target is met on or prior to the end of such subsequent performance period, then any prior performance period’s stock price targets shall be then deemed met and the shares subject to such performance period shall vest in accordance with the second bullet point above. By way of illustration, if the $70.00 stock price target was not met on or prior to March 31, 2024, no shares would vest during the first performance period and no shares, at that point, would be subject to vesting on March 31, 2026. If on a date after March 31, 2024 and on or prior to March 31, 2025, the $82.50 stock price target is met, on that date 25% of the total shares subject to the award would immediately vest, and another 25% would vest on March 31, 2026 subject to a recipient’s continuous employment until that date. The remaining 50% of the shares would still be eligible for future vesting based on achieving subsequent stock price targets.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index
Exhibit Number	Description
10.1	Form of Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan A25 Performance and Time-Based Restricted Stock Unit Award Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date:	March 14, 2022	By:	/s/ FRANK A. LONEGRO
Frank A. Lonegro Executive Vice President & Chief Financial Officer